Exhibit 99.1

FOR IMMEDIATE RELEASE:  September 10, 2018

SECURITY NATIONAL FINANCIAL CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM

Salt Lake City, Utah – Security National Financial Corporation (the "Company") (NASDAQ: SNFCA), announced today that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 300,000 shares of its Class A common stock. The repurchase program permits the Company to purchase Class A common shares in the open market. The repurchased shares of Class A common stock will be held as treasury shares to be used as the Company's employer matching contribution to the Employee 401(k) Retirement Savings Plan.

Stock repurchases will be made at management's discretion, subject to general market conditions, the trading price of the Class A common stock, and alternative uses for capital.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

If there are any questions, please contact Mr. Garrett S. Sill or Mr. Scott M. Quist at:

Security National Financial Corporation
 P.O. Box 57250
 Salt Lake City, Utah 84157
 Phone (801) 264-1060
Fax (801) 265-9882